SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”), is made and entered as of the 14th day of April, 2008 (the “Effective Date”), by and between Avantair, Inc. (the “Company”) and John Waters (the “Executive”).

WHEREAS, the Executive was an employee of the Company holding the position of Chief Financial Officer, and was a member of the Board of Directors of the Company; and

WHEREAS, the Company and the Executive severed their employment relationship with the Executive on April 11, 2008 (the “Separation Date”);

NOW, THEREFORE, in consideration of the promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, intending to be legally bound hereby, agree as follows:

1. Other than for the payment of salary and benefits through the Separation Date, which the Company agrees to pay, the Executive acknowledges that he is entitled to no damages, payments, benefits, compensation, remuneration, back pay, front pay, costs, expenses or fees of any kind as a result of his employment with the Company and/or the termination of that employment, except as provided in this Agreement.

2. Simultaneously with the delivery by Executive to Company of an executed copy of this Agreement, Company shall deliver to Executive (a) warrants for One Cent ($.01) exercisable for an aggregate of Two Hundred Thousand (200,000) shares of the Company’s common stock and (b) a stock certificate for Thirty-Three Thousand Three Hundred Thirty-Four (33,334) shares of the Company’s common stock.

3. In consideration for the Executive’s promises contained herein, and in full satisfaction of the Company’s obligations, if any, described in the Employment Agreement between the Executive and the Company (the “Employment Agreement”), the Company shall:

a.	within a reasonable time, not to exceed ten (10) days from the Effective Date, pay the Executive an amount equal to eight (8) months pay at the Executive’s salary on the Separation Date; and

b.
reimburse the Executive for all premiums for COBRA benefits upon presentation of documentary evidence of payment of same by the Executive, for a period of eight (8) months from the date of this Agreement or until such time that Executive obtains employment providing health benefits, whichever time period is shorter, and the Executive agrees to notify the Company immediately of any employment during this eight (8) month period which provides health insurance benefits.

4. Executive agrees not to transfer by any method any or all of the shares of the Company’s stock under his ownership or control for a period of six (6) months following the date this Agreement becomes effective, subject to its terms (“Trading Restriction Period”). Notwithstanding the prior sentence, however, the Trading Restriction Period shall become null and void should Barry J. Gordon, Chairman of the Board of the Company, Arthur H. Goldberg, a director of the Company, or Steven F. Santo, Chief Executive Officer of the Company transfer by any method any or all of their respective shares during the Trading Restriction Period.

5. At the conclusion of the Trading Restriction Period, Executive’s unrestricted shares shall be freely tradable in the open market, subject to the Company’s “Right of First Refusal” described in Paragraph 6 below, and in compliance with applicable securities laws.

6. For a twelve (12) month period following the conclusion of the Trading Restriction Period, the Company shall have a superior right to that of any third party to purchase the Executive’s shares of the Company’s common stock (“Right of First Refusal”). The Company shall have five (5) days after Executive provides notice of his intent to sell his shares in the open market or pursuant to a bona fide offer in a private transaction, to exercise its Right of First Refusal, in accordance with the following provisions:

a.
If the Executive intends to sell his shares in the open market, such sale(s) shall be limited to 20,000 shares during any two-week period and the notice Executive provides to the Company pursuant to this Paragraph 6 shall state that Executive intends to sell his shares in the open market. If the Company exercises its Right of First Refusal in response to Executive’s notice of his intent to sell the shares in the open market, the Company shall pay Executive the higher of (a) the market price of the Executive’s shares at 4:00 p.m. Eastern Standard Time on the day Executive provides notice of his intent to sell his shares and (b) the highest market price of Executive’s shares during the period from the time Executive provides notice of his intent to sell his shares and the Company exercises its Right of First Refusal;

b.
In the event the Executive desires to sell any or all of his shares in private transaction, the notice Executive provides to the Company pursuant to this Paragraph 6 shall state that Executive intends to sell his shares pursuant to a bona fide offer in a private transaction and further shall provide sufficient facts to afford the Company notice of the number of shares to be sold and the purchase price of those shares. If the Company exercises its Right of First Refusal in response to Executive’s notice of his intent to sell any or all of his shares in a private transaction, the Company shall pay the same price per share, and purchase all of the shares encompassed by the bona fide offer; and

c.	Any transfer of Executive’s shares made in violation of this Agreement shall be null and void.

7. Neither party’s performance of its obligations under this Agreement shall be construed or interpreted as an admission of any wrongdoing, fault, or liability.

8. In addition to the parties’ obligations described in Paragraphs 1-7 above, the parties’ obligations under this Agreement are further expressly conditioned upon the following:

a.
The Executive’s delivery to the Company of one copy of this Agreement, properly executed by the Executive and containing his original signature, along with further execution and/or delivery by the Executive of any and all other documents necessary to effectuate the provisions of this Agreement;

b.
The Executive’s agreement to cooperate fully with the Company’s reasonable requests for assistance from the Executive in transitioning his duties and responsibilities as former Chief Financial Officer of the Company to the Company’s designee(s) to ensure an orderly transition of those responsibilities for a period of eight (8) months following execution of this Agreement provided, however, that (i) the Company reimburses the Executive for all reasonable expenses incurred in connection with the Executive’s performance of his obligations under this Paragraph 8(b), only when such expenses have been pre-approved by an officer or director of the Company prior to the Executive incurring any such expense, (ii) the Executive will not have any responsibility for the accuracy of internal or external financial statements and (iii) the Company hereby indemnifies, and agrees to hold harmless, the Executive with respect to any claim or liability arising from, or relating to such assistance, only upon a final determination by a court of competent jurisdiction that any liability for such claim is not the result of Executive’s own negligent or intentionally wrongful conduct.

c.
The Executive’s representation that he has not instituted, and will not institute in the future, any actions, suits, claims, appeals, grievances, arbitration, complaints or charges with any court, tribunal or federal, state or city agency or other remedial body against the Company, its principals and/or affiliates relating to matters arising out of or involving the Executive’s employment with the Company, or the termination of that employment; except that nothing in this Agreement precludes the Executive from instituting a claim, charge, suit, action or appeal for the purpose of enforcing his contractual rights under this Agreement;

d.
The Executive’s agreement not to solicit or contact any person concerning the maintenance of any claims or actions whatsoever against the Company, its principals and/or affiliates; except that nothing in this Agreement precludes the Executive from responding to legal process. The Executive further agrees that in the event the Executive or his counsel is served with a subpoena order or other legal process seeking disclosure of information rendered confidential by this Agreement, Executive or his counsel will inform the Company by telephone on the date on which the Executive becomes aware such subpoena or legal process is served and provide the Company’s counsel a copy of such subpoena or legal process no later than the third business day from the date that Executive or his counsel receives same. Executive further agrees that neither he nor his counsel will voluntarily comply with any such subpoena or legal process until affording the Company a reasonable opportunity to oppose the disclosure sought by the subpoena or legal process; provided, however, that nothing herein shall prevent such disclosure if a court of competent jurisdiction orders such disclosure after the Company’s application to prevent same is denied, or if the Company authorizes such disclosure. In the event such subpoena or legal process requires an immediate response such that it is impracticable to provide the Company with the opportunity to oppose such disclosure as described herein, then Executive’s obligations under this paragraph are limited to providing notice to the Company by facsimile or email as soon as practicable.

e.
The Executive’s representation and warranty that he has not actually or purportedly, in whole or in part, assigned or transferred to any person or entity any claim which the Executive may have had or has against the Company or its principals, agents, officers, employees, attorneys and/or affiliates, and accordingly hereby agrees to indemnify, defend and hold harmless the Company for any claim based upon or arising out of such assignment or transfer;

f.
The Executive’s agreement that he shall comply with Paragraph 7 of the Employment Agreement, “Non-Competition, Non-Solicitation” for a period of sixteen (16) months, provided, however, that the Executive shall not be required to comply with Paragraph 7 of the Employment Agreement, “Non-Competition, Non-Solicitation” after a Change of Control or upon Sale of the Company; and the terms “Change-in-Control” and “Sale of the Company” in this Agreement shall mean the acquisition by another entity and/or person of all or substantially all of the assets of the Company.

g.
The Executive’s agreement that he shall, within a reasonable time, not to exceed ten (10) days, return all property of the Company to the Company and the term “property” in this Paragraph 8(g) shall include, but not be limited to any and all Company confidential information as that term is defined in the Employment Agreement;

h.	The Executive’s agreement that he shall comply with Paragraph 8 of the Employment Agreement, “Protection of Confidential Information”;

i.
The Executive’s agreement that he shall provide the Company with notice that he is resigning as a director and as Chief Financial Officer of the Company simultaneously with his execution of this Agreement, in the form attached hereto as Exhibit A;

j.
The Executive’s employment with the Company is not being terminated for “Cause. The Executive is not being removed as a director of the Company for “Cause.” The Executive is resigning as a director and officer of the Company to pursue other interests. The Company’s Form 8-K filing with the SEC providing notice of Executive’s termination shall state only that “Mr. John Waters, the Company’s Chief Financial Officer, has departed the Company, and resigned his position as a director of the Company, effective April 11, 2008”;

k.
The parties’ agreement that they will not say, write or cause to be said or written, directly or indirectly, any statement that may be considered defamatory, negative, critical, malicious, belittling, unfavorable, pejorative, deprecatory, derogatory or disparaging with respect to the Executive or the Company, its principals, agents, officers, employees, attorneys and/or affiliates to any third party; and

l.
The Company’s agreement that in response to any inquiries from prospective employers of the Executive, or anyone else, the Company shall state only the dates of the Executive’s employment with the Company and that the Executive served as the Company’s Chief Financial Officer, and as a member of the Board of Directors of the Company.

9. In consideration for the above, and except with respect to the performance of obligations contained in this Agreement, the Executive, on behalf of himself and all heirs, personal representatives, and assigns does hereby fully, completely and unconditionally forever release and discharge the Company and its successors, assigns, current and former employees, directors, officers, trustees, shareholders, members, agents, parents, affiliates, subsidiaries, representatives, insurers, attorneys, independent contractors and all other related or affiliated persons and entities (the “Company Releasees”) of and from any and all liability, claims, causes, demands, obligations, actions, contracts, promises, agreements, damages, attorneys’ fees, costs, liabilities, rights and allegations of whatever kind and nature, known or unknown, whatsoever from the beginning of the world to the date of this Agreement, including, but not limited to, such matters based on, arising out of, or related to the Executive’s employment with the Company or the termination of that employment. This release includes, but shall not be limited to, any and all claims for breach of contract, implied or express; impairment of economic or business opportunity; intentional or negligent infliction of emotional distress; false arrest; assault; battery; false imprisonment; prima facie tort; defamation; libel; slander; negligent termination; malicious prosecution; or any other tort, whether intentional or negligent; or any claim or cause of action known or unknown under Title VII of The Civil Rights Act of 1964; the Equal Pay Act; the Fair Labor Standards Act; the Employment Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under an employee benefit plan); the Rehabilitation Act of 1973; the Civil Rights Acts of 1866 and 1871; the Civil Rights Act of 1991 (Public Law 102-106, 105 Stat. 1071-1100); the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the False Claims Act; the Labor Management Relations Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the United States Constitution or any other federal, state, county or municipal statute or ordinance relating to employment or any claims growing out of any restrictions on the Company’s right to terminate its employees, including, but not limited to, claims relating to wages, bonuses, contract or wrongful discharge. This Agreement covers claims of which the Executive currently may or may not have knowledge; provided, however, that this release specifically excludes a release of any and all of the Company’s obligations under this Agreement and of any and all obligations of the Company under its certificate of incorporation, its by-laws, the laws of its state of incorporation or the applicable laws, if any, of any state in which the Company does business to indemnify Executive with respect to his acts or admissions as an employee or director of the Company.

10. In consideration for the above, the Company, on behalf of itself and all heirs, personal representatives, and assigns, by execution of this Agreement, does hereby fully, completely and unconditionally forever release and discharge the Executive and his heirs, successors, assigns, current and former agents, affiliates, representatives, insurers, attorneys, independent contractors and all other related or affiliated persons and entities (“Executive Releasees”) of and from any and all liability, claims, causes, demands, obligations, actions, contracts, promises, agreements, damages, attorneys’ fees, costs, liabilities, rights and allegations of whatever kind and nature, known or unknown, whatsoever from the beginning of the world to the day of the date of this Agreement, including, but not limited to, such matters based on, arising out of, or related to the Executive’s employment with the Company or the termination of that employment and any and all claims for breach of contract, implied or express; impairment of economic or business opportunity; intentional or negligent infliction of emotional distress; false arrest; assault; battery; false imprisonment; prima facie tort; defamation; libel; slander; negligent termination; malicious prosecution; or any other tort, whether intentional or negligent; United States Constitution or any other federal, state, county or municipal statute or ordinance relating to employment; provided, however, that this release specifically excludes a release of any and all of the Executive’s obligations under this Agreement and further specifically excludes a release of any claims the Company may not release in accordance with its certificate of incorporation, its by-laws, the laws of its state of incorporation or the applicable laws, if any, of any state in which the Company does business.

11. Any breach of this Agreement by either of the parties shall be considered a material breach. In the event of such a breach or threatened breach, the other party shall be entitled to appropriate injunctive relief, including an immediate temporary restraining order and/or permanent injunction without the necessity of posting a bond. The prevailing party shall be entitled to recover reasonable attorneys’ fees incurred in seeking relief for any such breach.

12. The Executive acknowledges and agrees that in the event of any breach by the Executive of Paragraphs 8(b), 8(f), 8(h) or 8(k) above, the Company shall be entitled to the immediate return of all monies paid to the Executive under Paragraph 3(a) above.

13. Both parties acknowledge that they understand that this Agreement is a legally binding agreement and have reviewed it with legal counsel before executing the Agreement.

14. Both parties represent and acknowledge that in executing this Agreement, they do not rely, and have not relied, upon any representation not set forth herein, made by the other party or any of their respective employees, agents, or attorneys with regard to the subject matter, basis or fact of this Agreement or otherwise.

15. Both parties acknowledge that this Agreement is intended to address and cover any rights they may have under the governing law. The parties’ signatures below will confirm that they are entering into this Agreement freely and with a full understanding of its terms and effect, including that they are giving up their respective rights to bring any claim against the other in accordance with Paragraphs 9 and 10 respectively above.

16. The Executive acknowledges that he has been given twenty-one (21) days during which to consider this Agreement and that he executes this Agreement freely and voluntarily and that he is under no duress at the time of his execution.

17. This Agreement shall be construed in accordance with, and governed by, the law of the State of New York, without regard to New York’s choice of law rules.

18. The parties consent to the exclusive jurisdiction of the federal or state courts of the State of New York to resolve any and all disputes arising out of or relating to this Agreement; the parties agree that the prevailing party in any such dispute shall be entitled to recover reasonable attorneys’ fees

19. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior or contemporaneous agreements or understandings between them pertaining to the subject matter hereof. This Agreement may be modified only by a subsequent and written instrument, executed by all parties.

20. This Agreement shall become effective when the Agreement has been signed by each of the parties.

21. This Agreement may be executed in counterparts and as so executed shall constitute one agreement, binding on all parties.

22. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect; except that if the releases contained herein are declared illegal, void or unenforceable by a court of competent jurisdiction, the entire Agreement shall become a nullity and any amounts paid in consideration hereunder shall be returned to the Company. The parties further agree to replace any other illegal, void or unenforceable provision of this Agreement with a legal, valid, and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such illegal, void or unenforceable provision.

23. There are no third-party beneficiaries to this Agreement.

IN WITNESS THEREOF, the undersigned have executed this Agreement on the dates noted below.

ON BEHALF OF AVANTAIR, INC.

/s/ John Waters	/s/ Steven F. Santo
John Waters	Steven F. Santo Chief Executive Officer

April 14, 2008	April 14, 2008
Date	Date

EXHIBIT A

April 11, 2008

Mr. Steven F. Santo
Chief Executive Officer
Avantair, Inc.
4311 General Howard Drive
Clearwater, Florida 33762

Dear Steve:

Effective immediately, I hereby resign my positions as a director and Chief Financial Officer of Avantair, Inc.

Sincerely,

/s/ John Waters

John Waters